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                                                              EXHIBIT 99.18(8)


                                ACKNOWLEDGMENT



        I, John H. Sadler, hereby agree that all past, present or future rights, actions, causes of action, claims or demands that I may have arising from Section 4.6 or Section 4.7 (the "Terminated Sections") of the Agreement and Plan of Merger relating to the merger of Moline Paint Manufacturing Co. into Guardsman Illinois, Inc., a subsidiary of Guardsman Products, Inc. ("Guardsman"), will terminate upon the purchase of my shares of Guardsman common stock in the "Offer" or "Merger," as those terms are defined in the Merger Agreement, dated as of March 4, 1996, between Lilly Industries, Inc. and Guardsman.

        I have read this Acknowledgment, understand it, and am signing it voluntarily.

                                               /s/ John H. Sadler
                                               -----------------------------
                                                   John H. Sadler